INTEGRA BANK CORPORATION
NEWS RELEASE

For Immediate Release Contacts:	Michael T. Vea, Chairman, President and CEO – (812) 464-9604 Gretchen A. Dunn, Shareholder Relations – (812) 464-9677

Integra Bank Corporation Announces Stock Buyback Program, Appointment of Chief Financial Officer, and Non-Performing Loan Improvement

EVANSVILLE, INDIANA – April 12, 2006 – Integra Bank Corporation (Nasdaq:IBNK) (www.integrabank.com), announced today the following three items: the authorization of a stock repurchase program, the appointment of a Chief Financial Officer, and the payoff of a large non-performing loan.

First, the Company’s Board of Directors authorized a common stock repurchase program under which the Company may purchase up to 2.5% of its outstanding common shares, or approximately 450,000 shares, or a maximum aggregate purchase amount of $10 million through June 30, 2007. Stock repurchases under this program may be made through open market and privately negotiated transactions at such times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, and other market conditions. The Company does not intend to publicly announce any suspension of the program. Purchases will be reported on a quarterly basis in the Company’s periodic reports filed with the Securities and Exchange Commission.

Second, the Board of Directors appointed Martin M. Zorn as Chief Financial Officer and Executive Vice President – Finance and Risk effective immediately. “Martin will bring an experienced and balanced leadership approach to our finance, treasury, accounting and investor relations functions. He will retain certain risk management functions and regulatory responsibility allowing us to continue our strong trends in those areas,” commented Mike Vea, Chairman, President and CEO. “After an extensive national search, we determined that Martin was our best candidate.”

“Integra Bank has a strong finance team in place, and I look forward to working even more closely with them,” commented Zorn.

Zorn joined Integra in 2001 and served as Executive Vice President for Commercial Banking and metro markets until his appointment as Chief Risk Officer in 2002. He will remain as Secretary of the Company. “Martin has provided great leadership in our credit improvements, risk management, and Sarbanes-Oxley compliance program,” commented Vea. Zorn is chairman of public broadcasting station WNIN in Evansville and is an adjunct professor of finance at the University of Southern Indiana.

Third, the Company announced an improvement in a large non-performing loan to a regional grocery store chain. The borrower’s Chapter 11 reorganization plan was approved on March 23, 2006 and the loan subsequently paid off on April 11, 2006. This non-performing loan had a balance of $13.9 million at December 31, 2005 and $12.6 million at March 31, 2006. The impact will be positive to 2006 earnings with a significant reduction in non-performing loans for the second quarter, 2006. This loan represented 56% of total non-performing loans at year-end. Further details will be discussed in the Company’s first quarter earnings release on April 18, 2006, after the close of business as well as its “live” conference call at 10:00 a.m. CDT on Thursday, April 20, 2006.

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“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause Integra Bank Corporation’s actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by Integra Bank Corporation in its periodic reports filed with the Securities and Exchange Commission.

About Integra Bank Corporation
Headquartered in Evansville, Integra Bank Corporation is the parent of Integra Bank N.A. With assets of $2.7 billion at December 31, 2005, Integra currently operates 74 banking centers and 126 ATMs at locations in Indiana, Kentucky, Illinois, and Ohio. Integra is committed to providing the highest level of customer service to its retail, small business, and corporate customers through its offices, ATMs, and online banking services. Moody’s Investors Service has assigned an investment grade rating of Baa2 for Integra Bank’s long term deposits. Integra Bank Corporation’s Corporate Governance Quotient (CGQ) rating as of April 1, 2006, has IBNK outperforming 97.7% of the companies in the Russell 3000 Index and 98.3% of the companies in the banking group. Integra Bank Corporation’s common stock is listed on the Nasdaq National Market under the symbol IBNK. Additional information may be found at the company’s web site, http://www.integrabank.com.